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(POLYMEDICA LOGO)

FOR IMMEDIATE RELEASE

              POLYMEDICA ANNOUNCES NEW $150 MILLION CREDIT FACILITY

WOBURN, MA - APRIL 13, 2005 - POLYMEDICA CORPORATION (NNM: PLMD) today announced that it has entered into a $150 million, five-year revolving credit facility with a syndicate of banks led by Bank of America and Wachovia. Additional members of the syndicate include Citizens Bank, Key Bank, SunTrust Bank, CIBC, Deutsche Bank and UBS.

The revolving credit facility bears interest at LIBOR plus a spread of 75 to 125 basis points based on the Company's consolidated leverage ratio. The facility will be used by the Company to fund acquisitions and capital expenditures, and for other general corporate purposes.

"This new facility, together with our strong cash position, debt-free balance sheet and reliable cash flow, gives us substantial resources to pursue our strategic goals," said Keith Jones, PolyMedica's chief financial officer. "We are pleased the facility was attractively priced and received strong support in syndication, which we believe demonstrates confidence in our growth plan."

About PolyMedica (www.polymedica.com)

PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 650,000 active patients, the Company is the nation's largest provider of blood glucose testing supplies and services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through its mail-order pharmacy and a nationwide network of over 40,000 retail pharmacies that honor its drug discount card.

PolyMedica's Liberty Healthcare division focuses on patients who suffer from diabetes and respiratory ailments. Liberty works with patients to identify their needs, and delivers products and services directly to their homes. By frequently communicating with patients and providing the convenience of home delivery, Liberty strives to improve patients' compliance with their physicians' orders and enhance the quality of their lives.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.
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Such risks and uncertainties include, but are not limited to, the Company's continued compliance with government regulations and the terms of all settlement documentation, outcome of civil litigation, unanticipated regulatory changes, changes in Medicare reimbursement, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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FOR ADDITIONAL INFORMATION, CONTACT:

INVESTORS:                                MEDIA:
Keith W. Jones                            Denise DesChenes / Jim Barron
PolyMedica Corporation                    Citigate Sard Verbinnen
(781) 933-2020                            (212) 687-8080